SOUTHWEST AIRLINES REPORTS OCTOBER TRAFFIC

DALLAS, TEXAS – November 10, 2014 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 9.0 billion revenue passenger miles (RPMs) in October 2014, a 4.4 percent increase from the 8.6 billion RPMs flown in October 2013. Available seat miles (ASMs) remained relatively flat compared to the October 2013 level of 10.8 billion. The October 2014 load factor was 83.1 percent, compared to 79.9 percent in October 2013. For October 2014, passenger revenue per ASM (PRASM) is estimated to have increased in the three to four percent range, compared to October 2013.
For the first ten months of 2014, the Company flew 90.3 billion RPMs, compared to 87.3 billion RPMs flown for the same period in 2013, an increase of 3.4 percent. Year-to-date ASMs remained relatively flat compared to the 109.2 billion for the same period in 2013. The year-to-date load factor was 82.7 percent, compared to 79.9 percent for the same period in 2013.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

OCTOBER
	2014	2013	Change
Revenue passengers carried	9,288,089	9,024,564	2.9%
Enplaned passengers	11,500,692	11,171,314	2.9%
Revenue passenger miles (000s)	8,989,543	8,610,484	4.4%
Available seat miles (000s)	10,820,718	10,782,383	0.4%
Load factor	83.1%	79.9%	3.2 pts.
Average length of haul	968	954	1.5%
Trips flown	104,279	108,462	(3.9)%

YEAR-TO-DATE
	2014	2013	Change
Revenue passengers carried	91,890,894	90,204,731	1.9%
Enplaned passengers	113,202,661	111,207,522	1.8%
Revenue passenger miles (000s)	90,257,021	87,306,337	3.4%
Available seat miles (000s)	109,177,336	109,240,137	(0.1)%
Load factor	82.7%	79.9%	2.8 pts.
Average length of haul	982	968	1.4%
Trips flown	1,050,510	1,103,559	(4.8)%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

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